UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2018

GNC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35113	20-8536244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

(412) 288-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

Securities Purchase Agreement

On February 13, 2018, GNC Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) by and between the Company and Harbin Pharmaceutical Group Holdings Co., Ltd. (the “Investor”), pursuant to which the Company agreed to issue and sell to the Investor, and the Investor agreed to purchase from the Company, 299,950 shares of a newly created series of convertible perpetual preferred stock of the Company, designated as “Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”), for a purchase price of $1,000 per share, or an aggregate of approximately $300 million. The Convertible Preferred Stock is convertible into shares of the common stock of the Company (the “Common Stock”) at an initial conversion price of $5.35 per share, subject to customary antidilution adjustments. The terms of the Convertible Preferred Stock will be set forth in the certificate of designation of preferences, rights and limitations for the Convertible Preferred Stock (the “Certificate of Designations”) to be filed by the Company with the Secretary of State of the State of Delaware prior to the closing of the transaction.

In connection with the Securities Purchase Agreement, we expect to enter into a stockholders agreement (the “Stockholders Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with the Investor. In addition, the Securities Purchase Agreement provides for the parties to use their respective reasonable best efforts to negotiate in good faith definitive documentation with respect to a commercial joint venture in China pursuant to which, among other things, the joint venture would be granted an exclusive right to use the Company’s trademarks and manufacture and distribute the Company’s products in China (excluding Hong Kong, Taiwan and Macau). The Company would receive royalties on all products sold by the joint venture. The joint venture would be controlled 65% by the Investor and 35% by the Company.

The closing of the issuance and sale of the shares of Convertible Preferred Stock pursuant to the Securities Purchase Agreement (the “Issuance and Sale”) is subject to receipt of regulatory approvals necessary to complete the transaction in the United States and China, approval of the Company’s stockholders (the “Stockholder Approval”), successful refinancing or amendment to extend the Company’s existing credit agreement on satisfactory terms, entry into definitive agreements with respect to the joint venture and other customary closing conditions.

The Securities Purchase Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its business in the ordinary course between the date of the Securities Purchase Agreement and the closing of the Issuance and Sale, not to engage in certain kinds of material transactions during such period, to convene and hold a special meeting of its stockholders for the purpose of obtaining the Stockholder Approval, to obtain regulatory approvals and, subject to certain customary exceptions, for the Company’s board of directors (the “Board”) to recommend that the stockholders approve the Issuance and Sale. The Securities Purchase Agreement also contains customary representations, warranties and covenants of the Investor.

Under the Securities Purchase Agreement the Company is subject to customary “no shop” restrictions prohibiting the Company and its representatives from soliciting any alternative proposals from third parties or to engage in discussions or negotiations with third parties regarding any alternative transaction proposals. Notwithstanding such “no shop” restrictions, prior to obtaining the Stockholder Approval, the Company may under certain circumstances provide information to and participate in discussions or negotiations with third parties with respect to an unsolicited alternative transaction proposal that its Board determines in good faith is or could reasonably be expected to lead to a superior proposal. The Board may change its recommendation to its stockholders (subject to Investor’s right to terminate the Securities Purchase Agreement following such change in recommendation) in response to a superior proposal or intervening event if the Board determines in good faith that the failure to take such action would be inconsistent with the exercise of the directors’ fiduciary duties under applicable law.

The Securities Purchase Agreement contains certain termination rights for both the Company and the Investor. Upon termination of the Securities Purchase Agreement, under specified circumstances, (i) the Company may be required to pay a termination fee of either $10 million or $18 million to the Investor, (ii) the Company may be required to reimburse the Investor for its expenses up to $3 million and (iii) the Investor may be required to pay a termination fee of $18 million to the Company.

The foregoing description of the Securities Purchase Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Current Report by reference in its entirety. The Securities Purchase Agreement has been attached as an exhibit to provide investors and stockholders of the Company with information regarding its terms. It is not intended to provide any other factual information about the Company or the Investor. The representations, warranties and covenants contained in the Securities Purchase Agreement were made only for the purposes of the Securities Purchase Agreement and as of specified dates, were solely for the benefit of the parties to the Securities Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Securities Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders of the Company accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Investor or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Securities Purchase Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with the Investor in connection with the execution of the Securities Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Securities Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Securities Purchase Agreement and the Issuance and Sale that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Issuance and Sale, as well as in the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the Securities Exchange Commission (the “SEC”).

Certificate of Designations of Convertible Preferred Stock. The following is a summary description of the Certificate of Designations:

Ranking. The Convertible Preferred Stock ranks senior to the common stock and to all other junior securities, but junior to the Company’s existing indebtedness, with respect to dividends and rights on the liquidation, dissolution or winding up of the Company.

Stated Value. The Convertible Preferred Stock has a per share stated value of $1,000, subject to increase in connection with the payment of dividends in kind as described below (the “Stated Value”).

Dividends. Holders of shares of Convertible Preferred Stock will be entitled to receive cumulative preferential dividends, payable quarterly in arrears, at an annual rate of 6.50% of the Stated Value. Dividends are payable, at the Company’s option, in cash from legally available funds or in kind by issuing additional shares of Convertible Preferred Stock with the Stated Value equal to the amount of payment being made or by increasing the Stated Value of the outstanding Convertible Preferred Stock by the amount per share of the dividend or in a combination thereof.

Conversion. Each share of Convertible Preferred Stock is convertible at any time at the option of the holder into a number of shares of common stock equal to (i) the Stated Value plus any accumulated and unpaid dividends (the “Liquidation Preference”) divided by (ii) a conversion price of $5.35, subject to adjustment (the “Conversion Price”). The Conversion Price will be subject to customary antidilution adjustments.

Optional Redemption. The Company has the right to redeem the Convertible Preferred Stock, in whole or in part at any time (subject to certain limitations on partial redemptions) following the fourth anniversary of the issue date if the last reported sale price of the common stock equals or exceeds 130% of the Conversion Price for each of at least twenty (20) consecutive trading days in any thirty (30) trading day period. The Company can make such redemption at a price per share equal to the Liquidation Preference. The Convertible Preferred Stock is perpetual and is not mandatorily redeemable at the option of the holders, except upon the occurrence of a Fundamental Change (as defined in the Certificate of Designations) as described below.

Fundamental Change. Upon the occurrence of a Fundamental Change, each holder of shares of Convertible Preferred Stock will have the option to either (A) cause the Company to redeem all of such holder’s shares of Convertible Preferred Stock for cash in an amount per share equal to the Liquidation Preference, or (B) continue to hold such holder’s shares of Convertible Preferred Stock, subject to any adjustments to the Conversion Price or the number and kind of securities or other property issuable upon conversion resulting from the Fundamental Change and to the Company’s or its successor’s optional redemption rights described above.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Convertible Preferred Stock will be entitled to receive, prior to any distributions on the common stock or other capital stock of the Company ranking junior to the Convertible Preferred Stock, an amount per share of Convertible Preferred Stock equal to the greater of (i) the Liquidation Preference (as defined in the Certificate of Designations) then in effect and (ii) the amount such holder would receive in respect of the number of shares of Common Stock into which a share of Convertible Preferred Stock is then convertible.

Voting Rights; Negative Covenants. Holders of shares of Convertible Preferred Stock will be entitled to vote with the holders of shares of Common Stock, as a single class, on all matters submitted for a vote of holders of shares of Common Stock. When voting together with the Common Stock, each share of Convertible Preferred Stock will entitle the holder to a number of votes equal to the number of shares of Common Stock issuable upon the conversion of such Convertible Preferred Stock to which such share is entitled as of the applicable record date. The Certificate of Designations provides that, as long as any shares of Convertible Preferred Stock are outstanding, the Company may not, without the prior affirmative vote or prior written consent of the holders of a majority of the outstanding shares of Convertible Preferred Stock amend the Company’s articles of incorporation, bylaws or other charter documents, including the Certificate of Designations in any manner that adversely affects any rights, preferences, privileges or voting powers of the Convertible Preferred Stock or holders of shares of Convertible Preferred Stock.

Stockholders Agreement. The following is a summary description of the Stockholders Agreement, a copy of which is attached as an exhibit to the Securities Purchase Agreement, which is attached hereto as Exhibit 10.1:

Directors. Under the Stockholders Agreement, for so long as the Investor owns at least 15% of the outstanding Common Stock, the Investor will have the right to designate up to five directors (each a “Investor Designee”) to the Board. At least two of the Investor Designees will be required to (i) meet the independence standards of the New York Stock Exchange with respect to the Company and (ii) not have been, for at least three years prior to appointment, an employee, director or officer of, or consultant to, the Investor or any of its affiliates. The number of Investor Designees will be adjusted from time to time, not to exceed five Investor Designations, in accordance with the Stockholders Agreement to equal the Investor’s proportionate ownership of the Company, rounded up to the nearest whole number of directors. Each of the Investor Designees is required to be reasonably satisfactory to the Company’s Nominating and Corporate Governance Committee.

Voting Requirements. For so long as the Investor owns at least 15% of the outstanding Common Stock, the Stockholders Agreement generally requires the Investor to vote its shares as follows:

●	In elections of directors, the Investor is required to vote its shares in favor of each of the Investor Designee or the Board’s nominees or, in the case of a contested election, either for the Board’s nominees or otherwise in the same proportion as the shares owned by other stockholders are voted; and

●	With respect to an acquisition of the Company or any other matter, the Investor is required to vote its shares either consistent with the recommendations of the Board as to such acquisition or other matter or otherwise in the same proportion as the shares owned by other stockholders are voted, except that, for one year after the Closing, in an acquisition of the Company where the consideration is less than or equal to $5.35 per share, the Investor may vote its shares as it chooses.

Transfer Restrictions and Right of First Refusal. For two years after the Closing, the Stockholders Agreement requires the Investor to not transfer any shares of the Company unless:

●	the transfer is approved in advance by a majority of the independent and disinterested members of the Board;

●	the transfer is to the Company in connection with a Fundamental Change;

●	the transfer is to an affiliate of the Investor, provided that such affiliate is not a competitor of the Company and agrees to be bound by the terms of the Stockholders Agreement;

●	the transfer is in connection with an acquisition approved by the Board; or

●	the transfer constitutes a tender into a tender or exchange offer commenced by the Company or any of its affiliates.

After two years, other than in an underwritten public offering, block trade or permitted transfer described above, the Investor will not be permitted to transfer shares of the Company to certain competitors of the Company or, a person or group who is a 10% stockholder or who would thereby become a 10% stockholder. In addition, in an underwritten public offering or a block trade, other than a permitted transfer described above, the Investor will instruct the underwriter or broker not to transfer any shares to a person or group who is a 10% stockholder or would become a 10% stockholder (unless the identity of the purchaser is not known to the underwriter or broker). In a block trade, other than a permitted transfer described above, the Investor will instruct its broker not to transfer shares to certain competitors of the Company (unless the identity of the purchaser is not known to the Investor or its broker). If the Company proposes to issue new equity or equity-linked securities in any offering, the Investor will have the right to purchase a pro-rata portion of such issuance, not to exceed its percentage ownership interest in the Company, subject to certain exceptions.

Standstill. For so long as the Investor owns at least 15% of the outstanding Common Stock, the Stockholders Agreement includes a customary standstill provision that requires the Investor and its affiliates not to:

●	acquire, offer, agree to acquire or solicit an offer to sell, any beneficial interest in the Company;

●	make any public announcement or public offer with respect to any merger, business combination, reorganization, restructuring or other similar extraordinary transaction involving the Company (except when the Board affirmatively recommends or approves such transaction);

●	make or in any way participate in any “solicitation” of “proxies” to vote or seek to advise or influence voting of securities in a manner inconsistent with the Board’s recommendation;

●	seek election or removal of any director (other than the Investor Designees) or otherwise act, alone or in concert with others, to control or influence the Company;

●	call a meeting of stockholders or initiate any stockholder proposal;

●	participate in a “group” as defined in the Securities Exchange Act of 1934, as amended, regarding equity securities of the Company;

●	act, alone or in concert with others, to seek to control or influence the management or policies of the Company;

●	knowingly assist or encourage, or enter into any discussions or agreements with any third party, in connection with any of the foregoing;

●	publicly disclose any intention, plan or arrangement inconsistent with the foregoing;

●	provide any financing for a purchase of equity securities or assets of the Company, subject to certain exceptions;

●	take any actions that the Investor knows or would reasonably be expected to know would require the Company to make a public announcement regarding the possibility of an acquisition;

●	deposit any equity securities of the Company into a voting trust; or

●	contest the validity of any of the foregoing.

The standstill provision does not prohibit the Investor from, among other things, making a non-public, confidential acquisition proposal to the Board. Additionally, upon (i) the issuance by the Company’s auditors of an opinion containing a going concern qualification, (ii) the Company being in material breach of any financial maintenance covenant (that is neither cured nor waived) or (iii) eighteen months after the closing of the purchase of the Convertible Preferred Stock, after an initial period of negotiation with the Board, the Investor will be permitted to make a public acquisition proposal to acquire 100% of the outstanding shares of common stock of the Company in an all cash tender offer, which must be conditioned upon either prior approval of a special committee of independent directors or a majority of the shares held by non-Investor holders.

Corporate Opportunity; DGCL Section 203. The Delaware General Corporate Law (“DGCL”) permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Under the Stockholders Agreement, the Company will renounce any interest or expectancy in corporate opportunities presented to the Investor and related entities other than corporate or business opportunities offered to any such person in his or her capacity as a director or officer of the Company. In addition, the Company is subject to Section 203 of the DGCL (“Section 203”), which imposes restrictions on certain business combinations involving interested stockholders unless, among other things, the Board has approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. The Company has exempted the Investor from these restrictions on certain business combinations under the relevant provisions of Section 203.

Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, we will be required to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the common shares underlying the Convertible Preferred Stock on and to use our reasonable best efforts to cause the registration statement to be declared effective within 30 days following receipt of a demand notice from the Investor (or 60 days in the event of a full review by the SEC). The Registration Rights Agreement contains limits on the numbers of demands that stockholders may make for registration of the common shares and also provides for customary blackout periods in certain circumstances. The Registration Rights Agreement will contain other usual and customary terms regarding expense reimbursement and indemnification.

Each of the foregoing descriptions of the Securities Purchase Agreement, the Certificate of Designations (attached as Exhibit A to the Securities Purchase Agreement), the Stockholders Agreement (attached as Exhibit D to the Securities Purchase Agreement) and the Registration Rights Agreement (attached as Exhibit C to the Securities Purchase Agreement), is qualified in its entirety by reference to the full text of each of such documents, which are filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amendment to Credit Agreement

On February 2, 2018, the Company entered into confidentiality agreements (the “Confidentiality Agreements”) with certain lenders holding, in the aggregate, approximately 44% of the outstanding aggregate principal amount of the term loans (the “Ad Hoc Group”) under the credit agreement (the “Existing Credit Agreement”) dated as of November 26, 2013, among GNC Corporation (the “Parent”), General Nutrition Centers, Inc. (the “Borrower”), the several banks and other financial institutions or entities parties thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto. Since entering into the Confidentiality Agreements, the Borrower has been negotiating in good faith with the Ad Hoc Group on, among other things, an amendment and restatement of the Existing Credit Agreement.

Subject to definitive documentation, the Ad Hoc Group has indicated its support with respect to the following transactions (the “Transactions” and the closing date of such Transactions, the “Closing Date”): (i) the amendment and restatement of the Existing Credit Agreement in order to, among other things, extend the Tranche B Term Loan Maturity Date (as defined in the Existing Credit Agreement) with respect to the term loans of consenting term loan lenders to the earlier to occur of (1) March 4, 2021 and (2) May 16, 2020, which is the date that is 91 days prior to the stated maturity of the 1.50% Convertible Senior Notes due August 15, 2020 (the “Convertible Senior Notes”) under that certain indenture dated as of August 10, 2015 among GNC Holdings, Inc., Parent, the Borrower, the other subsidiaries of the Borrower party thereto, and Bank of New York Mellon Trust Company, N.A., as trustee, unless (in the case of this clause (2)), all amounts exceeding $50,000,000 of the Convertible Senior Notes have been repaid, discharged, prepaid, refinanced, or converted prior to such date (any such repayment, discharge, prepayment, refinancing, or conversion, the “Existing Indenture Discharge”), (ii) the termination of the “Revolving Credit Commitment” and repayment in full of the outstanding “Revolving Credit Loans” (each as defined in the Existing Credit Agreement), (iii) the repayment of a portion of the existing term loans that are extended as described above and (iv) the entry into of (a) a new asset-based term loan facility advanced on a “first-in, last-out” basis in an aggregate principal amount of $275,000,000 with a maturity date of the earlier to occur of (1) December 2022 and (2) May 16, 2020, unless (in the case of this clause (2)) the Existing Indenture Discharge has occurred and (b) a new asset-based revolving credit facility in an aggregate principal amount of up to $100,000,000 with a maturity date of the earlier to occur of (1) the date that is four and one-half years after the Closing Date and (2) May 16, 2020 unless (in the case of this clause (2)) the Existing Indenture Discharge has occurred.

The consummation of the Transactions is subject to certain conditions, including the execution of definitive documentation. The Company and the Ad Hoc Group are working together to finalize the definitive documents and consummate promptly the Transactions on terms and conditions consistent in all material respects with the term sheets (the “Term Sheets”) which are in substantially final form. The foregoing description of the Transactions is qualified in its entirety by reference to the Term Sheets. Copies of the Term Sheets are filed herewith as Exhibit 99.2 and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under the headings “Securities Purchase Agreement” in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02. The securities issued or issuable pursuant to the Securities Purchase Agreement were offered and sold in a private placement exempt from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 13, 2018, the Board of Directors of the Company approved a retention program for Kenneth A. Martindale, the Company’s Chief Executive Officer, Tricia K. Tolivar, the Company’s Chief Financial Officer and Guru Ramanathan, the Company’s Senior Vice President and Chief Innovation Officer (collectively, the “Covered Executives”) pursuant to which each Covered Executive is eligible to earn a cash bonus (the “Retention Bonus”) in an amount equal to a multiple of his or her current base salary, to be earned and paid in four tranches:

Name	Multiple
Kenneth A. Martindale	2.0x
Tricia K. Tolivar	1.5x
Guru Ramanathan	1.0x

Twenty-five percent (25%) of the Retention Bonus will be earned upon the earlier of the closing of the sale of the Convertible Preferred Stock to the Investor or February 12, 2019 and twenty-five percent (25%) of the Retention Bonus will be earned on each of February 12, 2019, August 12, 2019 and February 12, 2020; provided, in each case, that a Covered Executives is employed on such date.

If a Covered Executive’s employment is terminated without cause, he or she quits for good reason or dies or becomes disabled prior to payment of the full Retention Bonus, then the Covered Executive will be entitled to any unpaid portion of the Retention Bonus upon his or her termination subject to signing and not revoking a general release of claims in favor of the Company. If a Covered Executive is terminated for cause, resigns without good reason or retires, he or she will forfeit any unearned portion of the Retention Bonus.

Item 7.01 Regulation FD Disclosure

On February 13, 2018, the Company issued a press release announcing the Company entering into the Securities Purchase Agreement and that the Company has received indications of support from the Ad Hoc Group with respect to the Transactions on the terms and conditions of which are set forth in the Term Sheets. A copy of the Company’s press release containing such announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The foregoing information (including Exhibit 99.1) is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act, except as may be expressly set forth by specific reference in such filing.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of the Company’s products; costs of compliance and any failure on management’s part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in the manufacturing system or losses of manufacturing certifications; disruptions in the distribution network; or failure to successfully execute the Company’s growth strategy, including any inability to expand franchise operations or attract new franchisees, any inability to expand company-owned retail operations, any inability to grow the international footprint, any inability to expand the e-commerce businesses, or any inability to successfully integrate businesses that are acquired. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

GNC cannot provide any assurances about the timing, terms or interest rate associated with the planned amendment and extension of the term loan facility, or that any agreement will ultimately be reached.

This document will not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Additional Information About the Equity Investment and Where to Find It

This communication is being made in respect of the proposed transaction involving the Company and the Investor. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed issuance of Convertible Preferred Stock to the Investor. The Company expects to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in connection with the proposed equity issuance. The definitive proxy statement will be sent or given to the shareholders of the Company and will contain important information about the proposed equity issuance and related matters. INVESTORS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE INVESTOR AND THE PROPOSED ISSUANCE OF CONVERTIBLE PREFERRED STOCK. Investors may obtain a free copy of these materials (when they are available) and other documents filed by GNC with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.gnc.com or by sending a written request to the Company at GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary.

Participants in Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed issuance of convertible preferred shares. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed issuance of convertible preferred shares will be set forth in the Company’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed issuance of convertible preferred shares will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed issuance of convertible preferred shares.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated as of February 13, 2018, by and between GNC Holdings, Inc. and Harbin Pharmaceutical Group Holdings Co., Ltd..
99.1	Press release dated February 13, 2018

99.2	Transaction Term Sheets

EXHIBIT INDEX

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated as of February 13, 2018, by and between GNC Holdings, Inc. and Harbin Pharmaceutical Group Holdings Co., Ltd..
99.1	Press release dated February 13, 2018

99.2	Transaction Term Sheets

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GNC HOLDINGS, INC.

Date: February 13, 2018	By:	/s/ Tricia K. Tolivar
	Name:	Tricia K. Tolivar
	Title:	Executive Vice President and Chief Financial Officer